EXHIBIT 23

WORLDWIDE RESTAURANT CONCEPTS, INC. AND SUBSIDIARIES

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the incorporation by reference in Registration Statement No.’s 333-110661, 333-47659 and 333-47661 of Worldwide Restaurant Concepts, Inc. on Forms S-8 of our report dated July 15, 2004 (June 3, 2005, as to the effects of the restatement described in Note 2), which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the Company’s consolidated financial statements, appearing in this amended Annual Report on Form 10-K/A of Worldwide Restaurant Concepts, Inc. for the year ended April 30, 2004.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 3, 2005